Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159142 on Form S-8 of our report dated June 26, 2009 relating to the 2008 financial statements of The Southern Company Employee Savings Plan, appearing in this Annual Report on Form 11-K of The Southern Company Employee Savings Plan for the year ended December 31, 2009.

/s/Deloitte & Touche LLP

Atlanta, Georgia

June 28, 2010